Exhibit 99

Superior Energy Services, Inc. Announces Fourth Quarter 2002 Results

 HARVEY, La.--(BUSINESS WIRE)--Feb. 27, 2003--Superior Energy Services, Inc. (NYSE: SPN) today announced results for the fourth quarter ended December 31, 2002. For the quarter, revenues were $118.4 million resulting in net income of $5.6 million or $0.08 diluted earnings per share, as compared to revenues of $119.5 million and net income of $11.8 million or $0.17 diluted earnings per share, exclusive of goodwill amortization, for the fourth quarter of 2001.

For the year ended December 31, 2002, revenues were $443.1 million and net income was $21.9 million or $0.30 diluted earnings per share, as compared to revenues of $449.0 million and net income before cumulative effect of change in accounting principle of $55.4 million or $0.79 diluted earnings per share, exclusive of goodwill amortization, for the year ended December 31, 2001.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "After a slow start to the fourth quarter due to tropical weather systems, our marine services group benefited from work created by those same systems. Activity in our well intervention group was mixed, with some services benefiting from storm-related opportunities. Although most storm-related work was completed by year-end, liftboat utilization during the first two months of the first quarter has been slightly higher than what we typically experience at this time of year. In addition, Gulf of Mexico activity is moderately increasing for certain well intervention services and rental tools. Although it is too early in the year to determine if the improving market conditions we're seeing will be sustained, we remain optimistic that activity and utilization will increase in 2003, allowing us to benefit from our increased asset base and operational leverage."

Well Intervention Group Segment

Fourth quarter revenues for the Well Intervention Group were $36.1 million, unchanged from the third quarter of 2002. Activity increased in mechanical wireline and pumping and stimulation, which was offset by decreased activity in electric line and plug and abandonment services.

Rental Tools Segment

Revenues for the Rental Tools segment were $33.4 million, a 14% increase as compared to the third quarter of 2002. Rentals of drill pipe increased sharply due to additional demand in the deepwater Gulf of Mexico. In addition, rentals of on-site accommodations and ancillary items increased.

Marine Segment

Superior's marine revenues were $21.2 million, a 48% increase as compared to the third quarter of 2002. Dayrates and utilization increased across all classes as the marine segment posted its best quarter of the year in terms of revenue and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company's 200-ft. class liftboat in Venezuela was idle most of the quarter due to the strike-led activity decline.

In December, the Company took delivery of the 245-foot class Superior Gale, an ABS-classed, U.S. Coast Guard inspected vessel equipped with a 250-ton crane, a useable deck space of approximately 8,400 square feet and accommodations for up to 46 people. Superior now owns five liftboats with leg lengths of 230-ft. and greater.

Liftboat Average Dayrates and Utilization by Class Size Three Months Ended December 31, 2002 ($ actual)

Class	Liftboats	Average Dayrate	Utilization
--------	---------	---------------	-----------
105'	8	$3,234	87.6%
120-135'	8	3,527	76.4%
145-155'	11	5,838	63.8%
160'-175'	6	7,725	90.9%
200'	3	8,875	75.4%
230'-245'	3	12,652	93.5%
250'	2	18,691	88.0%

Other Oilfield Services Segment

Revenues in this segment were $27.7 million, a 1% increase as compared to the third quarter of 2002 due primarily to increased activity for waste disposal and field management offset by seasonal decreases in construction and fabrication projects.

The Company will host a conference call at 10 a.m. Central Time (11 a.m. Eastern Time) today.

The call can be accessed from the following link: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=SPN&script=1010&item_id=710593 or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 (available 2 hours after call and ending March 5, 2003) and the replay passcode is 8047421.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Operations Three Months and Year Ended December 31, 2002 and 2001 (in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	----------------------		-------------------
	2002	2001(A)	2002	2001(A)
	-----------	---------	---------	--------
Revenues	$118,378	$119,541	$443,147	$449,042
	-----------	---------	---------	--------

Costs and expenses:
Cost of services	69,820	65,442	258,334	237,355
Depreciation and
amortization	11,322	9,582	41,595	33,446
General and
administrative	22,279	21,297	86,197	73,288
	-----------	---------	---------	--------
Total costs and
expenses	103,421	96,321	386,126	344,089
	-----------	---------	---------	--------
Income from operations	14,957	23,220	57,021	104,953

Other income (expense):
Interest expense	(5,597)	(5,506)	(21,884)	(20,087)
Interest income	100	409	530	1,892
Equity in loss of
affiliates	(338)	-	(80)	-
	-----------	---------	---------	--------

Income before income
taxes and cumulative
effect of change in
accounting principle	9,122	18,123	35,587	86,758

Income taxes	3,512	7,431	13,701	35,571
	-----------	---------	---------	--------
Income before cumulative
effect of change
in accounting principle	5,610	10,692	21,886	51,187

Cumulative effect of change
in accounting principle,
net of income tax expense	-	-	-	2,589
	-----------	---------	---------	--------
Net income	$5,610	$10,692	$21,886	$53,776
	===========	=========	=========	========

Basic earnings per share:
Earnings before
cumulative effect of
change in accounting
principle	$0.08	$0.15	$0.30	$0.74
Cumulative effect of
change in accounting
principle	-	-	-	0.04
	-----------	---------	---------	---------
Earnings per share	$0.08	$0.15	$0.30	$0.78
	===========	=========	=========	=========

Diluted earnings per share:
Earnings before
cumulative effect
of change in
accounting principle	$0.08	$0.15	$0.30	$0.73
Cumulative effect of
change in accounting
principle	-	-	-	0.04
	-----------	---------	---------	---------
Earnings per share	$0.08	$0.15	$0.30	$0.77
	===========	=========	=========	=========

Weighted average common
shares used in computing
earnings per share:
Basic	73,784	69,246	72,912	68,545
	===========	=========	=========	=========
Diluted	74,480	69,895	73,872	69,592
	===========	=========	=========	=========

(A) Earnings per diluted share before cumulative effect of change in accounting principal, excluding goodwill amortization, net of taxes, was $0.17 and $0.79 for the three months and year ended December 31, 2001, respectively (SFAS 142).

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2002 AND 2001 (in thousands)

	12/31/2002	12/31/2001
	-----------	-----------
ASSETS
Current assets:
Cash and cash equivalents	$3,480	$3,769
Accounts receivable - net	108,352	109,835
Income taxes receivable	6,087	11,694
Prepaid insurance and other	11,663	10,181
	-----------	-----------

Total current assets	129,582	135,479

Property, plant and equipment - net	418,047	345,878

Goodwill - net	160,366	148,729
Notes receivable	-	23,062
Investments in affiliates	12,343	-
Other assets - net	7,282	12,372
	-----------	-----------

Total assets	$727,620	$665,520
	===========	===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,010	$21,591
Accrued expenses	33,871	40,093
Deferred income taxes	-	510
Current maturities of long-term debt	13,730	16,727
	-----------	-----------

Total current liabilities	68,611	78,921
	-----------	-----------

Deferred income taxes	67,333	47,390
Long-term debt	256,334	269,633

Total stockholders' equity	335,342	269,576
	-----------	-----------

Total liabilities and stockholders' equity	$727,620	$665,520
	===========	===========

Superior Energy Services, Inc. and Subsidiaries Segment Highlights Three months ended December 31, 2002 and 2001, and September 30, 2002 (Unaudited) (in thousands)

Revenue	December 2002	September 2002	December 2001
	-------------	-------------	-------------
Well Intervention Group	$36,081	$36,115	$45,374
Marine	21,212	14,326	18,565
Rental Tools	33,409	29,401	32,627
Other Oilfield Services	27,676	27,371	22,975
	------------	-------------	------------
Total	$118,378	$107,213	$119,541

Gross Profit
Well Intervention Group	$12,096	$11,701	$17,688
Marine	8,529	2,870	8,506
Rental Tools	22,795	20,028	23,575
Other Oilfield Services	5,138	5,478	4,330
	------------	-------------	------------
Total	$48,558	$40,077	$54,099

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Contact:

Superior Energy Services, Inc.

Terence Hall, Robert Taylor, or Greg Rosenstein,

504/362-4321